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EXHIBIT 99.3--FORM OF LETTER TO STOCKHOLDERS AND LIMITED PARTNERS OF RECORD

                          WYNDHAM INTERNATIONAL, INC.

           3,000,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                     INITIALLY OFFERED PURSUANT TO RIGHTS
                        DISTRIBUTED TO STOCKHOLDERS OF
                        WYNDHAM INTERNATIONAL, INC. AND
                              LIMITED PARTNERS OF
               PATRIOT AMERICAN HOSPITALITY PARTNERSHIP L.P. OR
               WYNDHAM INTERNATIONAL OPERATING PARTNERSHIP, L.P.

Dear Stockholders and Limited Partners:

  This letter is being distributed to all holders of Class A Common Stock (the "Common Stock") of Wyndham International, Inc. (the "Company") and holders of limited partnership units (the "Partnership Units") of Patriot American Hospitality Partnership, L.P. (the "Patriot Partnership") or Wyndham International Operating Partnership, L.P. (the "Wyndham Partnership") of record as of the close of business on September 30, 1999 (the "Record Date") in connection with a distribution of transferable rights ("Rights") to acquire shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of the Company at a subscription price of $100.00 per share as described in the Prospectus dated November 8, 1999.

  Each holder of shares of Common Stock is entitled to receive one Right for each share of Common Stock owned as of the close of business on the Record Date; each holder of Partnership Units of the Patriot Partnership is entitled to receive 0.95 Rights for each Partnership Unit owned as of the close of business on the Record Date; and each holder of Partnership Units of the Wyndham Partnership is entitled to receive 0.05 Rights for each Partnership Unit owned as of the close of business on the Record Date. Holders of Rights are entitled to purchase one (1) share of Series A Preferred Stock for every
56.2772 Rights held. No fractional shares or cash in lieu thereof will be issued or paid. The number of shares which may be purchased pursuant to the exercise of Rights must be rounded down to the nearest whole number (or any lesser number of whole shares) in order to avoid issuing fractional shares.

  Enclosed are copies of the following documents:

    1. The Prospectus;

    2. The Subscription Warrant;

    3. The "Instructions as to Use of Wyndham International, Inc.
  Subscription Warrant" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

    4. A Notice of Guaranteed Delivery for Subscription Warrants issued by Wyndham International, Inc.; and

    5. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the subscription agent.

  Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on December 8, 1999, unless extended by the Company (the "Expiration Date").

  To exercise the Rights, a properly completed and executed Subscription Warrant (or Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to ChaseMellon Shareholder Services, L.L.C. as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

  Additional copies of the enclosed materials may be obtained from ChaseMellon Consulting Services, L.L.C., the information agent. Its toll-free telephone number is (888) 224-2745.


                                          Very truly yours,

                                          WYNDHAM INTERNATIONAL, INC.